GLOBAL CUSTODY AGREEMENT

SCHEDULE A

LIST OF FUNDS COVERED BY THE AGREEMENT

(Amended as of January 30, 2017)

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Alternatives ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF
JPMorgan Diversified Return U.S. Mid Cap Equity ETF
JPMorgan Diversified Event Driven ETF
JPMorgan Disciplined High Yield ETF
JPMorgan Diversified Return U.S. Small Cap Equity ETF
JPMorgan Global Bond Opportunities ETF
JPMorgan Ultra-Short Income ETF

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Lauren Paino
Name:	Lauren Paino
Title:	Treasurer

JPMorgan Chase Bank, N.A.

By:	/s/ Anna Maria Calla Minniti
Name:	Anna Maria Calla Minniti
Title:	Vice President